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BUCKEYE PARTNERS, L.P.
3900 HAMILTON BOULEVARD
ALLENTOWN, PENNSYLVANIA 18103
(800) 422-2825

Contact: Thomas B. Dornblaser                 NEWS RELEASE
         Manager, Investor Relations          FOR IMMEDIATE RELEASE
         New York Stock Exchange (BPL)        June 24, 1997

Allentown, PA June 24, 1997 . . . Buckeye Management Company, the general partner of Buckeye Partners, L.P., today announced that the terms of the proposed restructuring of its employee stock ownership plan ("ESOP") have been revised as part of a settlement of class action litigation pending in the Delaware state court.

The revised proposed transaction terms include an increase in the quarterly cash distribution on Buckeye Partners limited partnership units ("LP Units"), from $.75 to $.88 per LP Unit following approval of the restructuring transaction by unitholders. Previously, the Board of Directors of the General Partner announced its intention to increase the quarterly cash distribution to $.85 per LP Unit. The increase in quarterly cash distribution would begin with the cash distribution to be paid in August 1997, provided unitholders approve the ESOP restructuring and there has been no adverse change in the Partnership's business.

Also in connection with the litigation settlement, the ESOP restructuring terms have been revised to reduce the maximum value of the transaction based on the number of LP Units to be exchanged with the ESOP and to reduce the amount of incentive compensation payable by the Partnership to the general partner at current distribution levels.

A proxy statement describing the proposed ESOP restructuring will be distributed shortly to unitholders of record on June 16, 1997. The proxy will solicit unitholders' vote on the proposed ESOP restructuring at a special meeting of unitholders to be held on August 11, 1997.

Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,500 miles of pipeline operating in 10 states.



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